EXHIBIT 10.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of the 20th day of September, 2012 (the “Effective Date”).

B E T W E E N:

GLIT/GEMTEX, LTD. a corporation incorporated under the laws of the Province of Ontario

(the “Vendor”)

- and -

KATY INDUSTRIES, INC., a corporation incorporated under the laws of Delaware

(“KI”)

-and-

2340258 ONTARIO INC., a corporation incorporated under the laws of the Province of Ontario

(the “Purchaser”)

WHEREAS:

1.	The Vendor carries on the business of manufacturing resin fiber disc and coated abrasives products sold worldwide;

2.	KI is the ultimate shareholder of the Vendor; and

3.
The Vendor, KI and the Purchaser executed and delivered a Letter of Intent (as defined below) and this Agreement (as defined) is the “definitive agreement” as referenced in the Letter of Intent whereby the Vendor wishes to sell, and the Purchaser wishes to purchase, certain specified assets of the Business owned by the Vendor upon the terms and subject to the conditions herein contained;

NOW THEREFORE in consideration of the mutual agreements and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Defined Terms

In this Agreement and in the schedules attached hereto, unless the subject matter or context is inconsistent therewith, the following terms and expressions will have the following meanings:

(a)
“Accrued Liabilities” means accrued liabilities incurred in the ordinary course of the Business, including the liabilities associated with deferred revenue, accruals in respect of Employees, customer rebates and allowances;

(b)	“Affiliate” of any person means any corporation which, directly or indirectly, is controlled by, controls or is under direct or indirect common control with such person;

(c)
“Assumed Contracts” means those Contracts (including any Personal Property Leases) which are identified on Schedule 1.1(c) as Contracts that the Vendor shall assign to the Purchaser at the Closing Time;

(d)	“Assumed Liabilities” means the Liabilities of the Vendor which are to be assumed by the Purchaser pursuant to Section 2.3 hereof;

(e)	“Balance” has the meaning ascribed thereto in Section 2.6;

(f)
“Books and Records” means all books, records, files and papers of the Vendor including, computer and software manuals and data, sales and advertising materials, sales and purchases correspondence, lists of present and former customers and suppliers, personnel, employment and other records and copies and recordings of the foregoing;

(g)	“Bulk Sales Legislation” means applicable legislation relating to the sale of property in bulk;

(h)
“Business” means the “Gemtex” business of manufacturing resin fiber disc and coated abrasives products that are sold worldwide, but excludes products manufactured, sourced and sold by the Glit division of KI which, for greater certainty is not included in the Purchased Assets and nothing in this Agreement or in any other agreement between the parties (or any of them) shall in any way affect KI’s and any of its Affiliates ability to conduct the Glit division and its business (other than the Business) in any manner whatsoever;

(i)	“Business Day” means any day other than a Saturday, Sunday or any day on which financial institutions are generally not open for business in the Province of Ontario;

(j)	“CCAA” has the meaning ascribed thereto in Section 3.1.7;

(k)	“Closing Date” means on or before September 20, 2012, or such other date as the Vendor and Purchaser may agree upon;

(l)	“Closing Time” means 10:00 (a.m.) in Toronto on the Closing Date or such other time on the Closing Date as the parties hereto may agree upon;

(m)	“Condition of the Business” means the condition of the assets, liabilities, operations, activities, earnings, affairs or financial position of the Business as at the Closing Time;

(n)
“Contract” or “Contracts” means all agreements (whether oral or written), personal property leases, purchase orders and commitments, indentures or other legally binding arrangements hereto between the Vendor, on the one hand and any other Person, that are used primarily in or relate primarily to the conduct of the Business and which are material to the conduct of the Business;

(o)	“Employee” means an individual who is employed by the Vendor and “Employees” means every Employee;

(p)
“Encumbrances” means mortgages, charges, pledges, security interests, liens, encumbrances, actions, claims, demands and equities of any nature whatsoever or howsoever arising and any rights or privileges capable of becoming any of the foregoing;

(q)
“Environmental Laws” mean all federal, provincial, local or municipal statutes, laws, directives, by-laws, common laws, ordinances, codes, rules, regulations, treaties, conventions, licenses, consents, orders, writs, injunctions, directives, judgments, decrees, policies and guidelines having force of law, and other requirements of all governmental entities relating to the environment and the health and safety of the workplace, including those relating to the existence, storage, generation, use, handling, manufacture, processing, labelling, sale, display, transportation, treatment, emission, discharge, release or threatened release, remediation, amelioration or monitoring of Hazardous Substances, but in each case solely to the extent having the force of law in the jurisdiction in which the Business is carried on;

(r)	“Escrow Agreement” means the escrow agreement between the parties entered into on September ___, 2012;

(s)	“Escrow Amount” means the amount paid by the Purchaser to McMillan LLP under the Escrow Agreement plus interest accrued thereon;

(t)	“Excess Cash” means net income plus depreciation, less (i) current portion of long-term debt; (ii) current portion of Balance of Purchase Price; (iii) reserve for bank ratio coverage; and (iv) capex;

(u)	“Excluded Liabilities” has the meaning ascribed thereto in Section 2.4;

(v)	“Financial Statements” means the unaudited financial statements of the Vendor dated June 29, 2012;

(w)	“Fixed Assets” means all equipment, computer hardware, furniture and fixtures owned by the Vendor, including, without limitation, those assets listed in Schedule 2.1 under the heading “Fixed Assets”;

(x)	“Fundamental Representations” has the meaning ascribed thereto in Section 4.1(b);

(y)	“GAAP” means the accounting principles generally accepted in the United States of America;

(z)	“Goodwill” has the meaning ascribed to that term in Section 2.1;

(aa)	“GSA” has the meaning ascribed to that term in Section 2.6;

(bb)
“Government Agencies” means any federal, provincial, municipal or other government or governmental agency, board, commission or authority, domestic or foreign having jurisdiction over the Business, the Vendor, the Purchased Assets or the Leased Premises;

(cc)	“Government Assistance Programs” has the meaning ascribed thereto in Section 3.1.29;

(dd)	“GST Legislation” has the meaning ascribed thereto in Section 2.9;

(ee)
“Hazardous Substance” means any substance, waste or other material that is currently identified, classified or described in or otherwise determined to be, hazardous, radioactive or toxic, or a pollutant or a contaminant, under or pursuant to any local, national and/or international Environmental Law applicable to the Business, the storage, manufacture, disposal, treatment, generation, use, transportation or remediation of which, or release of which into or concentration of which in the environment, is prohibited, controlled, regulated or licensed by any governmental entity having jurisdiction over the relevant Business activity or under any local, national or international Environmental Law applicable to the Business;

(ff)	“Indemnitee” has the meaning ascribed thereto in Section 8.3.1;

(gg)	“Indemnitor” has the meaning ascribed thereto in Section 8.3.1;

(hh)	“Indemnity Claim” has the meaning ascribed thereto in Section 8.3.1;

(ii)	“Intellectual Property” means:

(i)	all business and trade names, corporate names, brand names and slogans owned by the Vendor;

(ii)	all trademarks (whether used with wares or services and including the goodwill attaching to such trademarks) and registrations and applications for registration of trademarks owned by the Vendor;

(iii)	all copyright in the Books and Records and in all works and database rights and applications and registrations and applications for registrations of copyright owned by the Vendor;

(iv)	all other intellectual property rights throughout the world owned by the Vendor, including, but not limited to, proprietary software and its source code;

(v)	the telephone numbers, fax numbers, toll-free numbers and Internet domain addresses related used by the Vendor in connection with the Business;

(vi)	all licences of the intellectual property listed in items (i) to (v) above;

(vii)	all future income and proceeds from any of the intellectual property listed in items (i) to (v) above and to the extent included in Assumed Contracts, the licences contemplated in item (vi) above; and

(viii)
all rights to sue and otherwise enforce rights and obtain remedies by way of injunction, delivery up, damages, profits and otherwise for the past, (to the extent assignable) present and future violation or infringement of any of the intellectual property listed in items (i) to (v) above and the violation of the licences to the extent included in the Assumed Contracts contemplated in item (vi) above, each of which is described in Schedule 3.1.22 attached hereto;

(jj)	“Interest” has the meaning ascribed thereto in Section 2.6;

(kk)	“Inventory” means all of the inventory of the Business;

(ll)	“Key Employees” means those Employees listed by employee number in Schedule 1.1(ll) under the heading “Key Employees”;

(mm)	“Leased Premises” means all real property that is leased or occupied by the Business, all of which are listed in Schedule 3.1.18;

(nn)	“Letter of Intent” means the letter of intent dated July 10, 2012 from the Purchaser to the Vendor and KI and accepted by the Vendor and KI on July 11, 2012;

(oo)
“Liabilities” means all costs, expenses, charges, debts, liabilities, claims, demands and obligations, whether primary or secondary, direct or indirect, fixed, contingent, absolute or otherwise, under or in respect of any applicable law, Contract, Taxes or otherwise;

(pp)
“Losses”, in respect of any matter, means all losses, damages, liabilities, judgments, settlements, fines, penalties and expenses (including reasonable legal fees and out-of-pocket disbursements) arising as a result of such matter;

(qq)
“Non-Competition and Non-Solicitation Agreement” means the non-competition, non-solicitation, non-recruitment and confidentiality agreement to be executed by the Vendor and KI as of the Closing Date, in the form attached as Schedule 5.1.3;

(rr)	“Other Employees” means those Employees listed by employee number under the heading “Other Employees” in Schedule 1.1(rr);

(ss)	“Parties” or “parties” means collectively, each of the Vendor, KI and the Purchaser;

(tt)
“Person” or “person” is to be broadly interpreted and includes any individual, corporation, partnership, firm, joint venture, syndicate, association, trust,  Government Agency, and any other form of entity or organization;

(uu)
“Personal Property Leases” means those Contracts that are chattel leases, equipment leases, rental agreements, conditional sales contracts and other similar agreements respecting personal property used in the Business or in respect of which the Vendor is bound, all of which are listed in Schedule 3.1.19;

(vv)	“Profit Sharing Payment” has the meaning ascribed thereto in Section 2.6;

(ww)	“PST” means provincial sales tax;

(xx)	“Purchased Assets” means the assets listed or described in Section 2.1 or Schedule 2.1 attached hereto;

(yy)	“Purchase Price” has the meaning ascribed thereto in Section 2.5;

(zz)	“Real Property Leases” means the Contracts pursuant to which the Vendor leases or occupies any Leased Premises, all of which are listed in Schedule 3.1.18;

(aaa)	“Related Agreements” means the Non-Competition and Non-Solicitation Agreement, the GSA and the Transition Services Agreement to be entered into at the Closing Time;

(bbb)	“Tax” or “Taxes” means all applicable federal, provincial and municipal land transfer, sales, excise, goods and services and other applicable taxes;

(ccc)	“Tax Act” means the Income Tax Act (Canada), as amended and the corresponding legislation of any applicable Province in Canada;

(ddd)	“Third Party” has the meaning ascribed thereto in Section 2.2;

(eee)	“Third Party Liability” has the meaning ascribed thereto in Section 8.3.2;

(fff)	“Transition Services Agreement” is attached as Schedule 1.1(fff);

(ggg)
“Vendor’s Responsibility Employees” means those Employees listed by employee number under the heading “Vendor’s Responsibility Employees” in Schedule 1.1(ll) as well as any Employee who is neither a Key Employee nor an Other Employee; and

(hhh)
“Warranty Claim” means a claim made by either the Purchaser or the Vendor based on or with respect to the inaccuracy or non-performance or non-fulfilment or breach of any representation, warranty or covenant made by the other party contained in this Agreement or contained in any document or certificate given in order to carry out the transactions contemplated hereby.

1.2	Best of Knowledge

Any reference herein to “the best of the knowledge” of the Vendor or KI will mean the actual knowledge of David J. Feldman or Antonio DiCenso which, in the case of Antonio DiCenso only, he would reasonably be expected to have had he conducted a diligent inquiry into the relevant subject matter.

1.3	Materiality

Any reference to the word “material” herein means any change, event, violation, inaccuracy, circumstance or effect that would materially affect the Business, the Purchased Assets (including intangible assets), capitalization, financial condition or results of operations of the Business as presently conducted by the  Vendor.

1.4	Schedules

The Schedules constitute a part of this Agreement and are incorporated into this Agreement for all purposes as if fully set forth herein.  Any disclosure made in any Schedule to this Agreement that may be applicable to another Schedule to this Agreement shall be deemed to be made with respect to such other Schedule to the extent that it is reasonably apparent from a reading of such Schedule that it would also qualify or apply to such other Schedule.  The following schedules which are attached to this Agreement are incorporated into this Agreement by reference and are deemed to be part hereof:

Schedule 1.1(c)	–	Assumed Contracts
Schedule 1.1(ll)	–	Key Employees
Schedule 1.1(rr)	–	Other Employees
Schedule 1.1(fff)	–	Transition Services Agreement
Schedule 1.1(ggg)	–	Vendor’s Responsibility Employees
Schedule 2.1	–	Purchased Assets
Schedule 2.3	–	Assumed Liabilities

Schedule 2.7	–	Allocation of Purchase Price
Schedule 3.1.4	–	Vendor’s Contractual and Regulatory Approvals and Consents
Schedule 3.1.13	–	Litigation
Schedule 3.1.14	–	Environmental Matters
Schedule 3.1.15	–	Title to Purchased Assets
Schedule 3.1.18	–	Real Property Leases
Schedule 3.1.19	–	Personal Property Leases
Schedule 3.1.20	–	Contracts
Schedule 3.1.22	–	Intellectual Property
Schedule 3.1.27	–	Employees
Schedule 5.1.3	–	Non-Competition and Non-Solicitation Agreement

1.5	Currency

Unless otherwise indicated, all dollar amounts referred to in this Agreement are stated in Canadian dollars.

1.6	Choice of Law and Attornment

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.  The parties agree that the courts of the Province of Ontario will have non-exclusive jurisdiction to determine all disputes and claims arising between the parties.

1.7	Interpretation Not Affected by Headings or Party Drafting

The division of this Agreement into articles, sections, paragraphs, subparagraphs and clauses and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.  The terms “this Agreement”, “hereof”, “herein”, “hereunder” and similar expressions refer to this Agreement and the schedules hereto and not to any particular article, section, paragraph, subparagraph, clause or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.  Each party hereto acknowledges that it and its legal counsel have reviewed and participated in settling the terms of this Agreement, and the parties hereby agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting party shall not be applicable in the interpretation of this Agreement.

1.8	Number and Gender

In this Agreement, unless there is something in the subject matter or context inconsistent therewith:

(a)	words in the singular number include the plural and such words shall be construed as if the plural had been used;

(b)	words in the plural include the singular and such words shall be construed as if the singular had been used; and

(c)
words importing the use of any gender shall include all genders where the context or party referred to so requires and the rest of the sentence shall be construed as if the necessary grammatical and terminological changes had been made.

1.9	Time of Essence

Time shall be of the essence of this Agreement in all respects.

ARTICLE 2

PURCHASE AND SALE

2.1	Purchased Assets

On the terms and subject to the conditions set forth in this Agreement the Vendor hereby agrees to sell, transfer and deliver to the Purchaser, free and clear of all Encumbrances, all of the Vendor’s rights, title and interest in and to the following Purchased Assets more particularly described on Schedule 2.1, and the Purchaser hereby agrees to purchase and accept from the Vendor, the following Purchased Assets:

(a)	all goodwill relating to the Business, including the Intellectual Property (“Goodwill”);

(b)	the Inventory;

(c)	the Fixed Assets; and

(d)	the Assumed Contracts, (but excluding any amounts owing prior to or with respect to periods prior to, or services performed prior to, the Closing Time pursuant to an Assumed Contract).

2.2	Unassignable Contracts

With the exception of those Assumed Contracts listed at Schedule 3.1.4 under the heading “Required Consents” for which consent must be obtained prior to the Closing Time, if any rights, benefits or remedies (in this Section, collectively the “Rights”) under any Assumed Contract are not assignable by the Vendor to the Purchaser without the consent of the other party thereto (in this section, the “Third Party”) and such consent is not obtained, then, unless the Purchaser exercises its rights under Section 6.2 hereof,  for a period of up to one year following the Closing Date:

(a)	the Vendor will hold the Rights for the benefit of the Purchaser;

(b)
the Vendor will, at the request and at the sole expense and under the direction of the Purchaser, in the name of the Vendor or otherwise as the Purchaser shall specify, take all such actions and do all such things as shall, in the opinion of the Purchaser, be necessary or desirable in order that the obligations of the Vendor under such Assumed Contracts may be performed by the Purchaser in a manner such that the value of the Rights shall be preserved and shall enure to the benefit of the Purchaser and such that all moneys receivable under the Assumed Contracts may be received by the Purchaser;

(c)	the Vendor will promptly pay over to the Purchaser all such moneys collected by the Vendor in respect of such Assumed Contracts; and

(d)
to the extent permitted by the Third Party and provided, in the Purchaser’s opinion, it would not be prejudicial to the Purchaser’s rights to do so, the Purchaser will perform the obligations under such Assumed Contracts on behalf of the Vendor and notwithstanding the foregoing or any other matter will indemnify the Vendor against all liabilities, costs and expenses incurred by the Vendor in performing such obligations.

2.3	Assumed Liabilities

On the terms and subject to the conditions herein contained, at the Closing Time the Purchaser will not assume any of the Liabilities of the Vendor of any nature or kind whatsoever, contingent or otherwise, other than (i) the Liabilities identified in Schedule 2.3 arising after the Closing Date in respect of Key Employees and Other Employees who have accepted employment with the Vendor, (ii) Liabilities under the Assumed Contracts (which for greater certainty will exclude Liabilities under Assumed Contracts owing prior to or with respect to periods prior to, or services performed prior to, the Closing Time, and include the assumption of all terms and conditions (including payment for any and all rebates and other allowances) under existing purchase orders), and (iii) Liabilities for severance (common law and statutory) in respect of Key Employees and Other Employees to whom Purchaser does not make an offer of employment or which have not accepted Purchaser’s offer of employment (collectively, the “Assumed Liabilities”).

2.4	Retained Liabilities and Indemnity

The Purchaser shall not assume and will not be liable for, and the Vendor and KI will retain and will jointly and severally indemnify the Purchaser from and against, all obligations, commitments and Liabilities of and claims against the Purchaser (whether absolute, accrued or contingent) relating to the Business prior to the Closing Time, except for the Assumed Liabilities which shall be the sole responsibility of the Purchaser.

2.5	Purchase Price

The aggregate purchase price payable by the Purchaser to the Vendor for the Purchased Assets shall be $1,000,000 (the “Purchase Price”), exclusive of all Taxes.

2.6	Payment of Purchase Price

The Purchaser shall pay the Purchase Price to the Vendor as follows:

(a)
On the Closing Date $300,000 will be paid to the Vendor by: (i) release and payment of the Escrow Amount; and (ii) the remainder by way of certified cheque or wire transfer and the Purchaser will assume the Assumed Liabilities;

(b)
The balance of $700,000 (plus any applicable taxes) (the "Balance") will be payable in 48 equal and consecutive monthly capital installments, the first of which will become due and payable on the first day of the 13th month following the Closing Date, and so on and so forth, on the first day of each subsequent month; and

(c)
In addition, and subject to the Purchaser's compliance with its obligations towards its financial institutions including without limitation the financial ratios imposed upon it by its financial institutions, within six months of the end of each of the Purchaser's fiscal years beginning with its fiscal year ending in 2013, the Purchaser shall pay to the Vendor an amount equal to 50% of Excess Cash generated by the Business as conducted by the Purchaser during such preceding fiscal year (each such payment, a "Profit Sharing Payment"), and the amount of each Profit Sharing Payment shall reduce the outstanding unpaid Balance of the Purchase Price in the inverse order of maturities.

The full amount of the outstanding unpaid Balance of the Purchase Price shall become immediately due and payable by the Purchaser to the Vendor if the Purchaser sells its assets (including the Purchased Assets) out of the ordinary course or in the event of a transaction (of any nature whatsoever) such that the ultimate controlling ownership of the Purchaser as at the Closing Date has changed; and (ii) the outstanding unpaid Balance of the Purchase Price shall be secured pursuant to a general security agreement granted by the Purchaser to the Vendor over the Purchased Assets which shall rank after the Purchaser's financial institutions and supported by a security interest in the shares of the Purchaser (the "GSA").

The unpaid Balance of the Purchase Price will bear interest (the "Interest") from the Closing Date, at an annual interest rate of five percent (5%).  Such Interest will be calculated monthly and not in advance on the balance remaining, from the Closing Date until the unpaid Balance of the Purchase Price has been repaid in full. The Interest will be payable monthly at the same time as the monthly capital installments mentioned above.

2.7	Allocation of Purchase Price

The Purchase Price shall be allocated among the Purchased Assets in the categories provided by Schedule 2.7 attached hereto, which allocation may be updated by mutual agreement of the Parties within sixty (60) days following the Closing Date. The Vendor and the Purchaser shall file their respective tax returns prepared in accordance with such allocation.

2.8	Payment of Taxes

The Purchaser shall be liable for and shall pay all applicable Taxes (other than income taxes of the Vendor due and payable by the Vendor under the Tax Act), duties and other similar charges properly payable upon and in connection with the conveyance and transfer of the Purchased Assets to the Purchaser.  The Vendor will provide such cooperation as may be reasonably requested by the Purchaser to comply with such obligations in an efficient manner.

2.9	Tax Election

Each of the Vendor and the Purchaser will jointly execute in prescribed form, and the Purchaser will file within the required time, an election under s. 167(1) of the Excise Tax Act (Canada) (“GST Legislation”) that no tax be payable pursuant to the GST Legislation and similar legislation with respect to the purchase and sale of the Purchased Assets hereunder. The Purchaser shall file the said election form no later than the due date for Purchaser’s GST/HST return for the first reporting period in which GST/HST, as applicable, would, in the absence of such elections, become payable in connection with the sale of the Purchased Assets under this Agreement. The Purchaser agrees to indemnify and save harmless the Vendor from and against any and all GST/HST and associated penalties, interest, fines and associated costs which may become payable or remittable by, or be assessed against, the Vendor relating to the purchase and sale of the Purchased Assets as a result of the failure by the Vendor to charge and collect GST/HST in respect of the purchase and sale of the Purchased Assets.  This indemnity shall include, without limitation, any reasonable expenses incurred in connection with any assessment made by any Governmental Agencies of any such GST/HST, including any reasonable legal fees to investigate and/or dispute such assessment.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Vendor and KI

As a material inducement to the Purchaser entering into this Agreement and completing the transactions contemplated by this Agreement, each of the Vendor and KI jointly and severally represents and warrants to the Purchaser as follows:

3.1.1
Incorporation of the Vendor and KI. Each of the Vendor and KI is a corporation incorporated and validly subsisting under the laws of its jurisdiction of incorporation and is authorized and qualified to do business in the Province of Ontario.  The Vendor has the corporate power and authority to own and dispose of the Purchased Assets and to carry on the Business as it is now being conducted.  No act or proceeding has been taken by or against any of the Vendor or KI in connection with the dissolution, liquidation, winding-up, bankruptcy or the reorganization the Vendor or KI.

3.1.2
Corporate Authority and Binding Obligation.  Each of the Vendor and KI has full corporate power and authority to enter into this Agreement and perform its obligations hereunder. At the Closing Date the Vendor will have full corporate power and authority to sell, assign and transfer the Purchased Assets to the Purchaser in the manner contemplated herein.  Each of the Vendor and KI has taken all necessary actions, steps and corporate and other proceedings (including obtaining the approval of its shareholder(s), if necessary) to approve or authorize the entering into, and the execution, delivery and performance of, this Agreement, the Related Agreements and the sale and transfer of the Purchased Assets by the Vendor to the Purchaser.  This Agreement and the Related Agreements create legal, valid and binding obligations of each of the Vendor and KI, enforceable against each of them in accordance with their terms subject to (i) bankruptcy, insolvency, moratorium, reorganization and other laws relating to or affecting the enforcement of creditors’ rights generally, and (ii) the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court.

3.1.3
No Other Purchase Agreements.  No person has any agreement, option, understanding or commitment, or any right or privilege (whether by law or contractual) capable of becoming an agreement, option or commitment, for the purchase or other acquisition from the Vendor of any of the Purchased Assets, or any rights or interest therein, other than in the ordinary course of the Business.

3.1.4
Consents.  Except as specified in Schedule 3.1.4 attached hereto, none of the Vendor or KI are under any obligation, contractual or otherwise, to request or obtain the consent of, or notify any Person in connection with the execution, delivery or performance by each of the Vendor or KI of this Agreement or the completion of any of the transactions contemplated herein.

3.1.5
Compliance with Constating Documents, Agreements and Laws.  The execution, delivery and performance of this Agreement and each of the other agreements contemplated or referred to herein by each of the Vendor and KI, and the completion of the transactions contemplated hereby, will not constitute, or result in, a violation, breach or default under:

(a)	any term or provision of any of the articles, by-laws or other constating documents of any of the Vendor or KI;

(b)
subject to obtaining the contractual consents referred to in Schedule 3.1.4 hereof, the terms of any indenture, agreement (written or oral), lease, instrument or understanding or other obligation or restriction to which the Vendor or KI are a party or by which any of them is bound; or

(c)	any order or notice of any Governmental Agency or any law or regulation of any jurisdiction in which the Business is carried on or the Vendor owns the Purchased Assets.

3.1.6
Bankruptcy.  Neither the Vendor nor KI is an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) nor has made an assignment in favour of their respective creditors nor a proposal in bankruptcy to their respective creditors or any class thereof nor had any petition for a receiving order presented in respect of them.  Neither the Vendor nor KI has initiated proceedings with respect to a compromise or arrangement with their respective creditors or for their winding up, liquidation or dissolution.  No receiver has been appointed in respect of either of the Vendor or KI or any of the Purchased Assets and no execution or distress has been levied upon any of the Purchased Assets.

3.1.7
Creditor Protection. Neither the Vendor nor KI is a debtor company within the meaning of the Companies’ Creditors Arrangement Act (Canada) (the “CCAA”) and neither has made any application, compromise or arrangement under the CCAA and neither has initiated any proceedings under the CCAA for protection from its creditors.

3.1.8
Financial Condition.  There has been no material adverse change in the financial Condition of the Business since the date of the Financial Statements, howsoever arising, except changes which have occurred in the ordinary course of the Business and which, individually or in the aggregate, have not affected the Business in any material adverse respect.

3.1.9
Operation of the Business.  Since the date of the Financial Statements the Business has been carried on in the normal course of the Business consistent with past practices subject to any requisite adjustments resulting from the Letter of Intent.

3.1.10
Financial Records.  All material financial transactions of the Business have been recorded in the financial books and records of the Vendor in accordance with good business practice, and such financial books and records, present fairly the financial position and the results of the operations of the Business as of and to the date hereof in accordance with GAAP.

3.1.11	Vendor Financial Statements. Except as otherwise specifically disclosed therein, the Financial Statements:

(a)
have, in all material respects, been prepared from the books and records of the Vendor in accordance with GAAP applied on a consistent basis throughout the period indicated and on a basis consistent with prior periods; and

(b)
fairly and accurately present the financial position, assets and liabilities of the Vendor as at the dates specified therein, and fairly and accurately present the results of operations for the periods covered by the statements of earnings and retained earnings (deficit) included therein.

3.1.12
Liabilities.  There are no Liabilities (contingent or otherwise) of Vendor or KI of any kind whatsoever in respect of which the Purchaser may become liable on or after the consummation of the transactions contemplated by this Agreement, except the Assumed Liabilities.

3.1.13
Litigation.  Except for the matters referred to in Schedule 3.1.13 attached hereto, there are no actions, suits or proceedings, either judicial or administrative (whether or not purportedly on behalf of Vendor or KI) pending or, to the best of the knowledge of each of the Vendor and KI, threatened, by or against or affecting either of them which relate to the Business, at law or in equity, or before or by any court or any federal, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, whether domestic or foreign nor to the best of the knowledge of each of the Vendor and KI do any facts exist which could reasonably be expected to give rise to any of the same.

3.1.14	Environmental Matters.

(a)
Except as set forth in Schedule 3.1.14, to the best of the knowledge of each of the Vendor and KI, no Hazardous Substance or other polluting material used in or generated by the Business have been or are currently placed, used, stored, treated, manufactured, disposed of, released, discharged, spilled or emitted in violation of any Environmental Law.  Except as set forth in Schedule 3.1.14, all Hazardous Substances generated, used, handled, stored on, disposed of, removed, emitted, released, discharged or spilled from or treated on any of the Leased Premises were and are documented, handled, transported and disposed of in compliance with all Environmental Laws.

(b)	To the best of the knowledge of each of the Vendor and KI, the Business has complied in all material respects with all Environmental Laws applicable to the Business.

(c)
Except as set forth in Schedule 3.1.14, there have been no orders issued or, to the best of the knowledge of each of the Vendor and KI, threatened and no investigations conducted, taken or, to each of the Vendor and KI’s knowledge, threatened under or pursuant to any Environmental Laws with respect to the Business.  Except as set forth in Schedule 3.1.14, neither the Vendor nor KI is aware of any circumstances or events that have any reasonable prospect of resulting in any claim, action or other proceeding with respect to Hazardous Substances or in an order or investigation under or pursuant to any Environmental Laws.

(d)
Except as set forth in Schedule 3.1.14, all permits, licences, approvals, authorizations, consents, registrations, privileges, waivers, exemptions, orders, certificates, rulings, agreements or other concessions required under Environmental Laws to own the Purchased Assets or operate the Business have been obtained and all terms and conditions attached thereto have been and are duly complied in all material respects and all such permits, licences, approvals, authorizations, consents, privileges, waivers, exemptions, orders, certificates, rulings, agreements and registrations are in full force and effect and in good standing.

(e)
Except as set forth in Schedule 3.1.14, neither the Vendor nor KI has received any written notice or communication by any Governmental Agency to the effect that it is not in compliance with, or is in violation of, any of such permits, licences, approvals, authorizations, consents, privileges, waivers, exemptions, orders, certificates, rulings, agreements and registrations.

(f)
Except as set forth in Schedule 3.1.14, there have been no actions commenced or, to the best of the knowledge of each of the Vendor and KI, threatened with respect to the Business pursuant to Environmental Laws or with respect to Hazardous Substances.

(g)	Except as set forth in Schedule 3.1.14, to the knowledge of each of the Vendor and KI, there are no underground storage tanks on or under any of the Leases Premises.

3.1.15
Title to Purchased Assets.  Except as set forth in Schedule 3.1.15, as at the Effective Date, the Vendor is the owner of and has good and marketable title to all of the Purchased Assets.  Immediately prior to the Closing Time the Vendor shall be the sole owner of and have good and marketable title to all of the Purchased Assets free and clear of all Encumbrances other than licensed Intellectual Property and the Pitney Bowes Global Financial postage machine.

3.1.16
Work Orders and Deficiencies.  The Vendor has not received any written work orders, non-compliance orders, deficiency notices or other such notices relative to the Leased Premises, the Purchased Assets or the Business which have been issued by any regulatory authority, police or fire department, sanitation, environment, labour, health or other Governmental Agency, which would be material to the Business and remain outstanding as at the date hereof. There are no matters under discussion between the Vendor and any such department or authority relating to work orders, non-compliance orders, deficiency notices or other such notices.  The Business is not being carried on, and none of the Leased Premises or other Purchased Assets are being operated, in a manner which is in contravention in any material respect of any statute, regulation, rule, code, standard or policy.  No amounts are owing by the Vendor in respect of the Leased Premises to any Governmental Agency or public utility, other than current accounts which are not in arrears.

3.1.17
Condition of Equipment and Inventory. All Fixed Assets currently used in the Business are in operational order, subject to normal wear and tear for their age and historical use.  On the Closing Date, the value of the Inventory shall be a minimum of $1,200,000, after having applied the applicable reserve for obsolete and unsaleable Inventory.

3.1.18
Real Property Leases.  Complete and correct copies of the Real Property Leases, including all amendments and supplements thereto, have been provided to the Purchaser.  Each Real Property Lease is in full force and effect, unamended except as described in Schedule 3.1.18 and as at the Effective Date the Vendor is entitled to the full benefit and advantage of each Real Property Lease in accordance with its terms.  There has not been any default by or notice of default or non-compliance received by the Vendor under any Real Property Lease that is material nor is there any material dispute between the Vendor and any landlord under any of the Real Property Leases.  There has not occurred any event which, with the lapse of time or giving notice or both, would constitute a default by the Vendor under any Real Property Lease.  None of the Real Property Leases has been assigned by the Vendor in favour of any Person.  The current uses of each of the Leased Premises occupied by the Vendor comply with all applicable laws.

3.1.19
Personal Property Leases.  Schedule 3.1.19 attached hereto describes all Personal Property Leases included in the Purchased Assets.  Complete and correct copies of the Personal Property Leases have been provided to the Purchaser.  As at the Effective Date, the Vendor is entitled to all rights and benefits as lessee under the Personal Property Leases and the Vendor sublet, assigned, licensed or otherwise conveyed any rights in the Personal Property Leases or in the property leased thereunder to any other person.  All payments and other obligations required to be paid and performed by the Vendor under the Personal Property Leases to the Closing Date have been duly paid and performed.  The Vendor is not in default of any of its obligations under the Personal Property Leases; and, to the best of the knowledge of the Vendor and KI, none of the lessors or any other parties to the Personal Property Leases are in default of any of their obligations under the Personal Property Leases.  The Vendor is entitled to assign all of its right and interest under the Personal Property Leases, and in and to the property leased thereunder, to the Purchaser, subject to any consents set out in Schedule 3.1.4.

3.1.20
Contracts.  Each Contract (other than any Contract that is a lease) is listed in Schedule 1.1(c) and described in Schedule 3.1.20.  Each Contract is in full force and effect and has not been amended except as described in Schedule 3.1.20 and the Vendor is entitled to the full benefit and advantage of each Contract in accordance with its terms.  There has not been a default by or notice of default or non-compliance received by the Vendor under any Contract nor is there any dispute between the Vendor and any other party under any Contract in either case which would have a material adverse affect on the Condition of the Business.  There has not occurred any event which, with the lapse of time or giving notice or both, would constitute a default by the Vendor under any Contract which would have a material adverse affect on the Condition of the Business.

3.1.21	Affiliates. As at the Closing Time, none of the Purchased Assets will be owned by any Affiliate of the Vendor.

3.1.22	Intellectual Property.

(a)
As at the Closing Date, the Vendor owns or has rights in all of the Intellectual Property necessary to carry on the Business in a manner consistent with the year ended immediately prior to the Closing Date.

(b)
Except as set out in Schedule 3.1.22, the Vendor has not received written notice from any Person challenging the validity of any of the Intellectual Property or the Vendor’s rights in respect of any of the Intellectual Property or alleging that any of the Intellectual Property infringes the intellectual property rights of any Person.

(c)
To the best of the knowledge of the Vendor, neither the use of the Intellectual Property nor the conduct of the Business, or the carrying on of the Business following the Closing Date as it is currently carried on, has infringed, currently infringes, has been or might reasonably be alleged to infringe, or is the subject of an opinion from counsel that it might infringe or be alleged to infringe, the intellectual property rights of any Person and to the best of the knowledge of the Vendor the conduct of the Business does not include any activity which may constitute passing off.

(d)	Schedule 3.1.22 attached hereto lists and contains a description of:

(i)
All patents, patent applications, trademarks and registrations, internet domain addresses, copyright applications and registrations, trade names, domestic or foreign, owned by the Vendor relating to the operation of the Business; and

(ii)	all agreements whereby any rights in any of the Intellectual Property have been granted or licensed to the Vendor.

(e)
Except as indicated in Schedule 3.1.22, the Vendor has the exclusive right to use all of the Intellectual Property and has not granted any licence or other rights to any other person in respect of the Intellectual Property.  The Vendor is entitled to assign all of its rights and interest in and to the Intellectual Property to the Purchaser (other than shrink wrap software which requires that the Purchaser enter into new licences with each licensor thereof), subject to obtaining the consents referred to in Schedule 3.1.4 attached hereto.

(f)
Subject to obtaining the aforesaid consents, and except as disclosed in Schedule 3.1.22 there are no restrictions on the ability of the Vendor or any successor to assign to the Purchaser the right to use and exploit all rights in the Intellectual Property.  Each of the trademarks and trade names included in the Intellectual Property is in use.

3.1.23
Customers.  The Vendor has to the extent not contrary to any applicable privacy laws delivered to the Purchaser a true and complete list of all customers of the Business as at the Closing Date. At the Closing Time, the Vendor shall be the sole and exclusive owner of, and shall have the unrestricted right to use, such customers lists and the associated customer records. To the best of the knowledge of the Vendor and KI there are no specific facts not publicly known which could reasonably be expected to result in the loss of any customers or sources of revenue of the Business which, in the aggregate, would be material to the Condition of the Business.

3.1.24
Restrictions on Doing Business.  The Vendor is not a party to or bound by any agreement in relation to the Business which would restrict or limit its right to carry on any activity or to solicit business from any person or in any geographical area or otherwise to conduct the Business as the Vendor may determine.  The Vendor is not subject to any judgment, order or requirement of any court or Governmental Agency in relation to the Business which is not of general application to persons carrying on a business similar to the Business.  To the best of the knowledge of each of the Vendor and KI, there are no facts or circumstances in relation to the Business and independent of the Purchaser, which could materially adversely affect the ability of the Purchaser to continue to operate the Business as presently conducted following the completion of the transactions contemplated by this Agreement.

3.1.25
Good Standing of Agreements.  The Vendor is not in default or breach of any of its material obligations under any one or more Contracts and there exists no state of facts which, after notice or lapse of time or both, would constitute such a default or breach.  All Contracts are now in good standing and in full force and effect without amendment thereto, at the Closing Date the Vendor shall be entitled to all benefits thereunder and, to the best of the knowledge of the Vendor, the other parties to the Contracts are not in default or breach of any of their material obligations thereunder.

3.1.26	Labour Matters and Employment Standards.

(a)
Neither the Vendor nor any Affiliate is subject to any agreement with any labour or trade union or employee association and has not made any commitment to or conducted negotiations with any labour or trade union or employee association with respect to any future agreement or collective agreement and neither is bound by any certificate or certification order of any federal or provincial labour board, council or tribunal in respect of any labour or trade union or employee association and, to the best of the knowledge of each of the Vendor and KI, there is no current attempt, and there have been no past attempts, to organize, certify or establish any labour or trade union or employee association in relation to any of the Employees.

(b)
There are no existing or, to the best of the knowledge of each of the Vendor and KI, threatened, labour strikes or labour disputes, grievances, controversies or other labour troubles affecting the Business.

(c)
The Vendor has complied in all material respects with all applicable laws, rules, regulations and orders relating to employment in the Business, including, but not limited to, those relating to wages, hours, collective bargaining, occupational health and safety, workplace hazardous materials, employment standards, pay equity, human rights and workers’ compensation.  There are no outstanding charges or complaints against and received by the Vendor relating to unfair labour practices or discrimination or under any legislation relating to Employees.  The Vendor has paid in full all amounts owing under the applicable workers’ compensation legislation.

3.1.27
Employment Contracts.  Except as set forth in Schedule 3.1.27, the Vendor is not a party to or bound by any Contract in respect of any Employee or former employee. Schedule 3.1.27 is an accurate and complete list as of the date hereof of Employees setting forth with respect to each Employee (i) continuous service date, (ii) job title, (iii) annual base salary, (iv) target incentive and/or bonus compensation, (v) regular full-time or regular part-time (vi) accrued but unpaid vacation, (vii) inactive status, if applicable and the reason therefore, including expected return to work date, and (viii) if such Employee is on long-term or short-term disability.

3.1.28
Insurance.  The Vendor has provided a summary of all insurance policies maintained by the Vendor or under which the Vendor is covered in respect of the properties, assets, operations and personnel of the Business as of the date hereof.

3.1.29
Government Assistance.  Other than as included in the Contracts, there are no agreements, loans, other funding arrangements and assistance programs (collectively, “Government Assistance Programs”) which have been provided to the Business from any Government Agencies.

3.1.30
Compliance with Laws.  In relation to the Business, the Vendor is not in violation in any material respect of any federal, provincial or other law, regulation or order of any Government Agency, including, without limitation, any law, regulation or order relating to the Business.

3.1.31	Residency. The Vendor is not a non-resident of Canada for the purposes of the Tax Act.

3.1.32
GST.  The Vendor is registered for purposes of GST Legislation whose registration number is 89669 4163 RT0001. Each of the Vendor and KI declares that the Purchaser is acquiring under this Agreement substantially all of the property that can reasonably be regarded as being necessary for the Purchaser to carry on the Business as a business.

3.1.33
Taxes. No failure, if any, of the Vendor to duly and timely pay all Taxes, including all instalments on account of Taxes for the current year, that are due and payable by it, will result in an Encumbrance on the Purchased Assets.  The Vendor has maintained all records for Tax purposes that it is required to keep under applicable law.  The Vendor has paid and remitted its Taxes to the appropriate Government Agency when due in accordance with applicable law.  There are no Taxes currently owing by the Vendor for which the Purchaser would be liable under applicable laws by reason of having acquired the Purchased Assets.

3.1.34
Liabilities. There are no Liabilities (whether absolute, accrued or contingent, direct or indirect, and whether or not determined or determinable, known or unknown) in respect of which the Purchaser may become liable on or after consummation of the transactions herein contemplated, other than the Assumed Liabilities.

3.1.35
Disclosure. To the best of the knowledge of the Vendor and KI, no representation or warranty contained in this Section 3.1, and no statement contained in any schedule, certificate, list, summary or other disclosure document provided or to be provided to the Purchaser pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact which is necessary in order to make the statements contained herein and therein not misleading.

3.2	Representations and Warranties by the Purchaser

The Purchaser hereby represents and warrants to each of the Vendor and KI as follows:

3.2.1
Corporate Authority and Binding Obligation.  The Purchaser is a corporation formed and in good standing in all respects under the laws of the Province of Ontario.  The Purchaser has full corporate power and authority to enter into this Agreement, including the Related Agreements, and to purchase the Purchased Assets from the Vendor in the manner contemplated herein and to perform all of the Purchaser’s obligations under this Agreement.  The Purchaser has taken all necessary actions, steps and corporate and other proceedings to approve or authorize the entering into of, and the execution, delivery and performance of, this Agreement and the purchase of the Purchased Assets by the Purchaser from the Vendor.  This Agreement and the Related Agreements create legal, valid and binding obligations of the Purchaser, enforceable against it in accordance with their terms subject to bankruptcy, insolvency, moratorium, reorganization and other laws relating to or affecting the enforcement of creditors’ rights generally and the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court.

3.2.2
Compliance with Constating Documents, Agreements and Laws.  The execution, delivery and performance of this Agreement and the Related Agreements by the Purchaser, and the completion of the transactions contemplated hereby, will not constitute or result in a violation or breach of or default under:

(a)	any term or provision of any of the articles, by-laws or other constating documents of the Purchaser;

(b)	the terms of any indenture, agreement, instrument or other obligation or restriction to which the Purchaser is a party or by which it is bound, or

(c)
any term or provision of any licences, registrations or qualification of the Purchaser or any order of any court, governmental authority or regulatory body or any applicable law or regulation of any applicable jurisdiction.

3.2.3
Bankruptcy.  The Purchaser is not an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) or under similar legislation in any other applicable jurisdiction nor has it made an assignment in favour of its creditors nor a proposal in bankruptcy to its creditors or any class thereof nor has any petition for a receiving order been presented in respect of it.  The Purchaser has not initiated proceedings with respect to a compromise or arrangement with its creditors or for the Purchaser’s winding up, liquidation or dissolution.  No receiver or similar official or agent has been appointed in respect of the Purchaser or any of its assets and no execution or distress has been levied upon any of its assets.

3.2.4
Creditor Protection.  The Purchaser is not a debtor company within the meaning of the CCAA and has not made any application, compromise or arrangement under the CCAA and has not initiated any proceedings under the CCAA or under similar legislation in any other applicable jurisdiction for protection from its creditors.

3.2.5	GST. The Purchaser is a registrant for the purposes of the GST Legislation whose registration number is 849719448 RT 0001.

ARTICLE 4

SURVIVAL AND LIMITATIONS OF REPRESENTATIONS AND WARRANTIES

4.1	Survival of Representations and Warranties by the Vendor and KI

The representations and warranties made by Vendor and KI contained in this Agreement, the Related Agreements or contained in any document or certificate provided by the Vendor or KI in order to carry out the transactions contemplated hereby, will survive the closing of the purchase and sale of the Purchased Assets provided for herein and, notwithstanding such closing shall continue in full force and effect for the benefit of the Purchaser, subject to the following provisions of this Section 4.1:

(a)	Except as provided in paragraph (b) and (c) of this Section 4.1, no Warranty Claim may be made or brought by the Purchaser after the date which is fifteen (15) months following the Closing Date; and

(b)
Any Warranty Claim which is based upon or relates to subsections 3.1.1, 3.1.2 and 3.1.15  (collectively, the “Fundamental Representations”) or which is based upon negligent misrepresentation or fraudulent misrepresentation by the Vendor or KI may be made or brought by the Purchaser at any time.

After the expiration of the period of time referred to in paragraph (a) of this Section 4.1, each of the Vendor and KI will be released from all obligations and Liabilities in respect of the representations and warranties made by the Vendor or KI contained in this Agreement or in any document or certificate provided by the Vendor or KI in order to carry out the transactions contemplated hereby except with respect to any claims made by the Purchaser in writing prior to the expiration of such period and subject to the rights of the Purchaser to make any claim permitted under paragraph (b) of this Section 4.1.

4.2	Survival of Warranties by Purchaser

The representations and warranties made by the Purchaser and contained in this Agreement, the Related Agreements or contained in any document or certificate provided by the Purchaser in order to carry out the transactions contemplated hereby will survive the closing of the purchase and sale of the Purchased Assets provided for herein and, notwithstanding such closing or any investigation made by or on behalf of the Vendor or any other person or any knowledge of the Vendor or any other person, shall continue in full force and effect for the benefit of the Vendor, subject to the following provisions of this Section 4.2:

(a)	Except as provided in paragraph (b) of this Section 4.2, no Warranty Claim may be made or brought by the Vendor or KI after the date which is fifteen (15) months following the Closing Date; and

(b)
Any Warranty Claim which is based upon or relates to subsections 3.2.1 or 3.2.2 or which is based upon negligent misrepresentation or fraudulent misrepresentation by the Purchaser may be made or brought by the Vendor and KI at any time.

After the expiration of the period of time referred to in paragraph (a) of this Section 4.2 the Purchaser will be released from all obligations and Liabilities in respect of the representations and warranties made by the Purchaser contained in this Agreement or in any document or certificate provided by the Purchaser in order to carry out the transactions contemplated hereby except with respect to any claims made by the Vendor or KI in writing prior to the expiration of such period and subject to the rights of the Vendor and KI to make any claim permitted by paragraph (b) of this Section 4.2.

ARTICLE 5

COVENANTS

5.1	Covenants

5.1.1
General Conveyance.  At or before the Closing Time, the Vendor will deliver to the Purchaser good and marketable title to and exclusive possession of the Purchased Assets, free and clear of any and all Encumbrances.  At the Closing Time, the Vendor will execute and deliver to the Purchaser one or more forms of general conveyance or bills of sale in respect of the assignment, conveyance, transfer and delivery of the Purchased Assets to the Purchaser in form reasonably acceptable to the Purchaser.

5.1.2
Bulk Sales Act Legislation.  The Purchaser hereby waives compliance by the Vendor with the Bulk Sales Legislation in force in the provinces where the Business is carried on.  Each of the Vendor and KI agree to jointly and severally indemnify the Purchaser with respect to all costs, expenses, damages and losses which the Purchaser may incur or suffer as a result of the Vendor’s non-compliance with the Bulk Sales Legislation, other than to the extent resulting from any default by the Purchaser in assuming or fulfilling any of the Assumed Liabilities.

5.1.3	Non-Competition and Non-Solicitation Agreement. At the Closing Time, the Vendor and KI will execute and deliver to the Purchaser the Non-Competition and Non-Solicitation Agreement.

5.1.4	Employees.

(a)
Each of the Vendor and KI will be and remain responsible and liable for all amounts which have accrued to the Employees employed by them prior to the Closing Date including, without limiting the generality of the foregoing, all wages, bonus, allowance, employee benefits, holiday and vacation pay benefits, maternity and parental leave benefits.  The Purchaser shall not have any Liability for such amounts and the Vendor and KI agree to indemnify the Purchase for any Liabilities incurred (including reasonable legal fees) in connection with such amounts.

(b)
The Vendor and KI will be jointly and severally liable for all severance and termination payments, damages for wrongful dismissal and all related costs payable in respect of any Vendor Responsibility Employee and any Employee terminated by the Vendor prior to or at the Closing Date. The Purchaser shall not have any Liability for such amounts and the Vendor and KI agree to indemnify the Purchase for any Liabilities incurred (including reasonable legal fees) in connection with such amounts.

(c)
The Purchaser will be liable for all severance and termination payments (common law and statutory) in respect of each Key Employee and Other Employee and in respect of each Key Employee and Other Employee to whom it has not, at or prior to the Closing Date, made an employment offer or which have not accepted the employment offer, at or prior to the Closing Date.  The Vendor shall not have any Liability for such severance and termination payments and the Purchaser agrees to indemnify the Vendor for any Liabilities incurred (including reasonable legal fees) in connection with such severance and termination payments.

5.1.5	Employees.

The Purchaser covenants that it will make an offer of employment effective as of the Closing Date to the Key Employees and the Other Employees on substantially similar terms and conditions to those under which the Key Employees, and Other Employees are currently employed by the Vendor for the number of years satisfactory to the Purchaser. The Purchaser shall assume all accrued service time of any Key Employee or Other Employee who accepts employment with the Purchaser and agrees that the accrued service time of any Key Employee or Other Employee to whom it has not, at or prior to the Closing Date, made an employment offer or which have not accepted the employment offer, at or prior to the Closing Date shall be used for the calculation of its Liabilities under Section 5.1.4(c).

ARTICLE 6

CONDITIONS

6.1	Conditions to the Obligations of the Purchaser

Notwithstanding anything herein contained, the obligation of the Purchaser to complete the transactions provided for herein will be subject to the fulfilment of the following conditions at or prior to the Closing Time.

6.1.1
Accuracy of Representations and Warranties and Performance of Covenants.  The representations and warranties of each of the Vendor and KI contained in this Agreement, in the Related Agreements or in any document or certificate delivered in order to carry out the transactions contemplated hereby shall be true and accurate in all material respects (except where such representations and warranties are already qualified by the term “material” in which event such representations shall be true and correct in all respects) on the date hereof and at the Closing Time with the same force and effect as though such representations and warranties had been made as of the Closing Time (regardless of the date as of which the information in this Agreement or in any Schedule or other document made pursuant hereto is given).  In addition, each of the Vendor and KI shall have complied with all covenants and agreements herein agreed to be performed or caused to be performed by them at or prior to the Closing Time and each of the Vendor and KI shall deliver to the Purchaser at the Closing Time a certificate of a senior officer confirming compliance with this Section.

6.1.2
Material Adverse Changes.  Since the date of the Financial Statements there will have been no change in the Condition of the Business or the Purchased Assets, howsoever arising, except changes which have occurred in the ordinary course of the Business and which, individually or in the aggregate, have not affected and may not affect the Condition of the Business or the Purchased Assets in any material adverse respect.

6.1.3	Assignment of Assumed Contracts. The Vendor will assign each of the Assumed Contracts.

6.1.4
No Restraining Proceedings.  No order, decision or ruling of any court, tribunal or regulatory authority having jurisdiction shall have been made, and no action or proceeding shall be pending or threatened which, in the opinion of counsel to the Purchaser, is likely to result in an order, decision or ruling:

(a)
to disallow, enjoin, prohibit or impose any material limitations or conditions on the purchase and sale of the Purchased Assets contemplated hereby or the right of the Purchaser to own the Purchased Assets, or

(b)	to impose any limitations or conditions which may have a material adverse effect on the Condition of the Business.

6.1.5
Consents.  All consents required to be obtained in order to carry out the transactions contemplated hereby in compliance with all laws and agreements binding upon the parties hereto shall have been obtained, including the consents referred to in Schedule 3.1.4. Further, the Vendor shall have delivered to the Purchaser evidence of the discharge of all Encumbrances in respect of the Purchased Assets.

6.1.6
Director and Shareholder Approval.  The sale of the Purchased Assets and the entering into of the Related Agreements, as well as any other document required to give effect to the transaction contemplated by this Agreement shall have been approved by the board of directors and the sole shareholder of the Vendor.

6.1.7	Financing. The Purchaser shall have obtained financing for the transactions herein on terms, conditions and warranties acceptable to the Purchaser.

6.1.8
Real Property Leases.  The Purchaser shall have obtained peaceful possession of (a) the Leased Premises located at 234 Belfield Road, Toronto, Ontario, M9W 1H3, pursuant to a sublease agreement to be entered into between Purchaser and the Vendor on terms and conditions acceptable to the Purchaser and which shall terminate December 31, 2012 without any Liabilities accruing to the Vendor and thereafter the Purchaser shall into a lease directly with the landlord for the Leased Premises, as well as (b) the Leased Premises located at 60 Belfield Road, Toronto, Ontario, M9W 1G1, pursuant to a sublease agreement to be entered into between the Purchaser and the Vendor on terms and conditions consistent with the Vendor’s existing lease agreement and acceptable to the Purchaser, which sublease agreement shall exclude 8000 square feet of office space and shall include a covenant of the Purchaser to uses its best efforts to enter into a lease directly with the landlord for the Leased Premises to supersede and replace the sublease from the Vendor, without any Liabilities accruing to the Vendor.

6.1.9	Related Agreements. The Non-Competition and Non-Solicitation Agreement shall have been executed.

6.1.10
Purchased Assets.  The Vendor shall have taken all action to preserve the Purchased Assets and the Business and its goodwill and relationships with customers, suppliers and others having dealings with the Business, to keep available the services of all Employees of the Business and to maintain in full force and effect all agreements relating to the Business to which the Vendor is a party, and take all other action reasonably requested by the Purchaser in order that the Condition of the Business shall not have been impaired in a material manner before the Closing Time.  The Vendor shall have performed all of the Vendor’s obligations falling due before the Closing Time under all agreements relating to the Purchased Assets to which any of the Vendor is a party or by which it is bound save as would not have a material adverse effect on the Business.

6.1.11	Due Diligence. The Purchaser shall be satisfied with its due diligence investigation.

6.1.12	Legal Opinion. Vendor’s counsel shall have delivered a legal opinion to Purchaser on terms acceptable to Purchaser and its legal counsel.

6.2	Waiver or Termination by Purchaser

The conditions contained in Section 6.1 hereof are inserted for the exclusive benefit of the Purchaser and may be waived in whole or in part by the Purchaser at any time.  Each of the Vendor and KI acknowledges that the waiver by the Purchaser of any condition or any part of any condition shall constitute a waiver only of such condition or such part of such condition, as the case may be, and shall not constitute a waiver of any covenant, agreement, representation or warranty made by any of the Vendor or KI herein that corresponds or is related to such condition or such part of such condition, as the case may be.  If any of the conditions contained in Section 6.1 hereof are not fulfilled or complied with as herein provided, the Purchaser may, at or prior to the Closing Time at its option, rescind this Agreement by notice in writing to the Vendor and in such event the Purchaser shall be released from all obligations hereunder other than those which are meant by their nature to survive.

6.3	Conditions to the Obligations of the Vendor and KI

Notwithstanding anything herein contained, the obligations of each of the Vendor and KI to complete the transactions provided for herein will be subject to the fulfilment of the following conditions at or prior to the Closing Time.

6.3.1
Accuracy of Representations and Warranties and Performance of Covenants.  The representations and warranties of the Purchaser contained in this Agreement or in any documents delivered in order to carry out the transactions contemplated hereby will be true and accurate in all material respects on the date hereof and at the Closing Time with the same force and effect as though such representations and warranties had been made as of the Closing Time (regardless of the date as of which the information in this Agreement or any such Schedule or other document made pursuant hereto is given).  In addition, the Purchaser shall have complied with all covenants and agreements herein agreed to be performed or caused to be performed by it at or prior to the Closing Time and the Purchaser shall deliver to the Vendor at the Closing Time a certificate of a senior officer confirming compliance with this Section.

6.3.2
No Restraining Proceedings.  No order, decision or ruling of any court, tribunal or regulatory authority having jurisdiction shall have been made, and no action or proceeding shall be pending or threatened which, in the opinion of counsel to the Vendor, is likely to result in an order, decision or ruling, to disallow, enjoin or prohibit the purchase and sale of the Purchased Assets contemplated hereby.

6.3.3
Consents.  All consents required to be obtained in order to carry out the transactions contemplated hereby in compliance with all laws and agreements binding upon the parties hereto shall have been obtained, including the consents referred to in Schedule 3.1.4 attached hereto.

6.3.4
Board Approval.  The sale of the Purchased Assets and the entering into of the Related Agreements, as well as any other document required to give effect to the transaction contemplated by this Agreement shall have been approved by the Board of Directors of the Purchaser.

6.3.5
Real Property Leases.  The Purchaser shall have obtained peaceful possession of (a) the Leased Premises located at 234 Belfield Road, Toronto, Ontario, M9W 1H3, pursuant to a sublease agreement to be entered into between Purchaser and the Vendor on terms and conditions acceptable to the Purchaser and which shall terminate December 31, 2012 without any Liabilities accruing to the Vendor and thereafter the Purchaser shall into a lease directly with the landlord for the 234 Belfield Road, Toronto, Ontario, M9W 1H3 Leased Premises, as well as (b) the Leased Premises located at 60 Belfield Road, Toronto, Ontario, M9W 1G1, pursuant to a sublease agreement to be entered into between the Purchaser and the Vendor on terms and conditions consistent with the Vendor’s existing lease agreement and acceptable to the Purchaser, which sublease agreement shall exclude 8000 square feet of office space and shall include a covenant of the Purchaser to uses its best efforts to enter into a lease directly with the landlord for the Leased Premises to supersede and replace the sublease from the Vendor, without any Liabilities accruing to the Vendor.

6.3.6	Related Agreements. The GSA shall have been executed. The GSA shall be registered under the Personal Property Security Act (Ontario).

6.3.7	Legal Opinion. The Purchaser’s counsel shall have delivered a legal opinion to the Vendor and KI on terms acceptable to the Vendor and KI and their legal counsel.

6.4	Waiver or Termination by the Vendor

The conditions contained in Section 6.3 hereof are inserted for the exclusive benefit of each of the Vendor and KI and may be waived in whole or in part by each of the Vendor and KI at any time.  The Purchaser acknowledges that the waiver by either of the Vendor and KI of any condition or any part of any condition shall constitute a waiver only of such condition or such part of such condition, as the case may be, and shall not constitute a waiver of any covenant, agreement, representation or warranty made by the Purchaser herein that corresponds or is related to such condition or such part of such condition, as the case may be.  If any of the conditions contained in Section 6.3 hereof are not fulfilled or complied with as herein provided, each of the Vendor and KI may, at or prior to the Closing Time at their option, rescind this Agreement by notice in writing to the Purchaser and in such event each of the Vendor or KI shall be released from all obligations hereunder, and unless the condition or conditions which have not been fulfilled are reasonably capable of being fulfilled or caused to be fulfilled by the Purchaser, then the Purchaser shall also be released from all obligations hereunder other than those which by their nature are meant to survive.

ARTICLE 7

CLOSING

7.1	Closing Arrangements

Subject to the terms and conditions hereof, the transactions contemplated herein shall be closed at the Closing Time at the offices of Heenan Blaikie LLP at 333 Bay Street, Suite 2900, Toronto, Ontario, M5H 2T4 or at such other place or places as may be mutually agreed upon by the Vendor and the Purchaser.

7.2	Documents to be Delivered

At or before the Closing Time, each of the Vendor and KI shall execute, or cause to be executed, and shall deliver, or cause to be delivered, to the Purchaser all documents, instruments and things which are to be delivered by the Vendor and KI pursuant to the provisions of this Agreement, and the Purchaser shall execute, or cause to be executed, and shall deliver, or cause to be delivered, to the Vendor all cheques or bank drafts and all documents, instruments and things which the Purchaser is to deliver or to cause to be delivered pursuant to the provisions of this Agreement.

ARTICLE 8

INDEMNIFICATION

8.1	Indemnity by the Vendor and the KI

8.1.1
Each of the Vendor and KI, jointly and severally, hereby agrees to indemnify and save the Purchaser harmless from and against any claims, demands, actions, causes of action, damage, loss, deficiency, cost, Liability and expense which may be made or brought against the Purchaser or which the Purchaser may suffer or incur as a result of, in respect of or arising out of:

(a)
any non-performance or non-fulfilment of any covenant or agreement on the part of either of the Vendor or KI contained in this Agreement or in any document given in order to carry out the transactions contemplated hereby;

(b)
any misrepresentation, inaccuracy, incorrectness or breach of any representation or warranty made by either of the Vendor or KI contained in this Agreement or contained in any document or certificate given in order to carry out the transactions contemplated hereby provided that the maximum aggregate indemnity obligation of the Vendor and KI in respect of any misrepresentation, inaccuracy, incorrectness or breach of any representation or warranty which is: (i) a Fundamental Representation, and which is not based upon negligent misrepresentation or fraudulent misrepresentation, shall not exceed an aggregate amount equal to 100% of the Purchase Price actually received by the Vendor; and (ii) not a Fundamental Representation, and which is not based upon negligent misrepresentation or fraudulent misrepresentation shall not exceed an aggregate amount equal to 65% of the Purchase Price actually received by the Vendor;

(c)
any obligation or Liability of the Vendor or KI to any person which arises out of or is related to the Purchased Assets or the conduct of any part of the Business by the Vendor or KI prior to the Closing Time except to the extent such Liability or obligation is an Assumed Liability or otherwise assumed by the Purchaser pursuant to this Agreement;

(d)	non-compliance with Bulk Sales Legislation;

(e)
other than in respect of any Assumed Liabilities, all obligations in respect of the Employees that arise prior to the Closing Time, including all severance and termination payments, damages for wrongful dismissal and all related costs payable in respect of any Employee terminated by the Vendor; and

(f)	all costs and expenses including, without limitation, legal fees on a solicitor and client basis, incidental to or in respect of the foregoing.

8.1.2
Each of the Vendor and KI shall discharge all of their respective obligations in respect of the Employees for their own account prior to the Closing Time (other than for accrued and unpaid vacation pay for those Employees who accept employment with the Purchaser which obligation the Purchaser is assuming), and the Vendor and the KI shall indemnify the Purchaser and keep the Purchaser indemnified against all Liabilities that the Purchaser may suffer in connection with the employment by the Vendor of any Employees arising before the Closing Time, including any act, fault or omission by the Vendor or KI in relation to a failure to discharge such obligations in respect of the Employees arising before the Closing Time.

8.2	Indemnity by the Purchaser

8.2.1
The Purchaser hereby agrees to indemnify and save each of the Vendor and KI harmless from and against any claims, demands, actions, causes of action, damage, loss, deficiency, cost, Liability and expense which may be made or brought against each of the Vendor and the KI or which each of the Vendor and the KI may suffer or incur as a result of, in respect of or arising out of:

(a)
any non-performance or non-fulfilment of any covenant or agreement on the part of the Purchaser contained in this Agreement or in any document given in order to carry out the transactions contemplated hereby;

(b)
any misrepresentation, inaccuracy, incorrectness or breach of any representation or warranty made by the Purchaser contained in this Agreement or contained in any document or certificate given in order to carry out the transactions contemplated hereby provided that the maximum aggregate indemnity obligation of the Purchaser in respect of any misrepresentation, inaccuracy, incorrectness or breach of any representation or warranty which is not based upon negligent misrepresentation or fraudulent misrepresentation shall not exceed an aggregate amount of 100% of the Purchase Price actually paid by the Purchaser;

(c)
all obligations that arise after the Closing Date in respect of any Key Employee or other Employee who accepts an offer of employment made by the Purchaser in accordance with Section 5.1.5, including termination or severance obligations;

(d)	the failure of the Purchaser to perform the Assumed Contracts in accordance with their terms;

(e)	the failure of the Purchaser to discharge the Assumed Liabilities in accordance with their terms; and

(f)	all costs and expenses including, without limitation, legal fees on a solicitor and client basis, incidental to or in respect of the foregoing.

8.3	Provisions Relating to Indemnity Claims

8.3.1
Promptly after becoming aware of any matter that may give rise to a claim by the Purchaser for indemnification by either of the Vendor or KI, as the case may be, pursuant to Section 8.1 or a claim by the Vendor or KI for indemnification by the Purchaser pursuant to Section 8.2, (an “Indemnity Claim”), the party making the claim (the “Indemnitee”) will provide to each of the other parties (collectively, the “Indemnitor”) written notice of the Indemnity Claim specifying (to the extent that information is available) the factual basis for the Indemnity Claim and the amount of the Indemnity Claim or, if an amount is not then determinable, an estimate of the amount of the Indemnity Claim, if an estimate is feasible in the circumstances.

8.3.2
The Indemnitee shall not negotiate, settle, compromise or pay (except in the case of payment of a judgment) Indemnity Claim relates to an alleged liability to any other person (hereinafter, in this section, called a “Third Party Liability”) as to which it proposes to assert an Indemnity Claim, except with the prior consent of each Indemnitor (which consent shall not be unreasonably withheld or delayed), unless the Third Party Liability will materially and adversely affect the Condition of the Business or the Indemnitee, in which case the Indemnitee shall have the right, after notifying each Indemnitor, to negotiate, settle, compromise or pay such Third Party Liability without prejudice to its rights of indemnification hereunder.

8.3.3
With respect to any Third Party Liability, provided either Indemnitor first admits the Indemnitee’s right to indemnification for the amount of such Third Party Liability which may at any time be determined or settled, then in any legal, administrative or other proceedings in connection with the matters forming the basis of the Third Party Liability, the following procedures will apply:

(a)
except as contemplated by subparagraph (c) below, the Indemnitor will have the right to assume carriage of the compromise or settlement of the Third Party Liability and the conduct of any related legal, administrative or other proceedings, but the Indemnitee shall have the right and shall be given the opportunity to participate in the defence of the Third Party Liability, to consult with the Indemnitor in the settlement of the Third Party Liability and the conduct of related legal, administrative and other proceedings (including consultation with counsel) and to disagree on reasonable grounds with the selection and retention of counsel, in which case counsel satisfactory to each Indemnitor and the Indemnitee shall be retained by the Indemnitor;

(b)
each Party will co-operate with the others in relation to the Third Party Liability, will keep it fully advised with respect thereto, will provide it with copies of all relevant documentation as it becomes available, will provide it with access to all records and files relating to the defence of the Third Party Liability and will meet with representatives of the other party at all reasonable times to discuss the Third Party Liability; and

(c)
notwithstanding subparagraphs (a) and (b), the Indemnitor will not settle the Third Party Liability or conduct any legal, administrative or other proceedings in any manner which could, in the reasonable opinion of the Indemnitee, have a material adverse effect on the Condition of the Business or the Indemnitee, except with the prior written consent of the Indemnitee, provided that the Indemnitor’s liability to the Indemnitee as a result of the Indemnity shall not exceed the amount to which the Indemnitor would have been liable if such settlement had occurred.

8.3.4
If, with respect to any Third Party Liability, the Indemnitor does not admit the Indemnitee’s right to indemnification or declines to assume carriage of the settlement or of any legal, administrative or other proceedings relating to the Third Party Liability, then the following provisions will apply:

(a)
the Indemnitee, at its discretion, may assume carriage of the settlement or of any legal, administrative or other proceedings relating to the Third Party Liability and may defend or settle the Third Party Liability on such terms as the Indemnitee, acting in good faith, considers advisable, and

(b)
any cost, loss, damage or expense incurred or suffered by the Purchaser in the settlement of such Third Party Liability or the conduct of any legal, administrative or other proceedings shall be added to the amount of the Indemnity Claim.

8.3.5
Other than a claim for specific performance or injunctive relief, the provisions of this Article 8 shall apply to any claim for breach of any representation, warranty, covenant or other provision of this Agreement or any agreement, certificate or other document delivered pursuant to this Agreement, excluding the Related Agreements with the intent that all such claims shall be subject to the limitations and other provisions contained in this Article 8.

8.3.6
The amount of the Indemnifying Party’s liability under this Agreement shall be determined taking into account any applicable insurance proceeds, third party recoveries and other savings, including tax savings that reduce the overall impact of the Losses upon the Indemnified Party.

ARTICLE 9

GENERAL PROVISIONS

9.1	Further Assurances

Each of the Vendor, KI and the Purchaser hereby covenants and agrees that at any time and from time to time after the Closing Date it will, upon the request of the others, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances and assurances as may be required for the better carrying out and performance of all the terms of this Agreement.

9.2	Exclusive Dealing

Prior to the Closing Time, neither the Vendor nor KI shall take any action, directly or indirectly, to encourage, initiate or engage in discussions or negotiations with, or provide any information to any person, other than the Purchaser, concerning any purchase of any assets of any of the Vendor or assets related to the Business (other than in the ordinary course of the Business), any purchase of any shares in the capital of any of the Vendor, a controlling interest in the Vendor or any merger, sale of substantial assets or similar transaction involving the Vendor or the Business, and KI shall ensure that the Vendor takes no such action.

9.3	Remedies Cumulative

The rights and remedies of the parties under this Agreement are cumulative and in addition to and not in substitution for any rights or remedies provided by law.  Any single or partial exercise by any party hereto of any right or remedy for default or breach of any term, covenant or condition of this Agreement does not waive, alter, affect or prejudice any other right or remedy to which such party may be lawfully entitled for the same default or breach.

9.4	Notices

(a)
Any notice, designation, communication, request, demand or other document, required or permitted to be given or sent or delivered hereunder to any party hereto shall be in writing and shall be sufficiently given or sent or delivered if it is:

(i)	delivered personally to an officer or director of such party;

(ii)	sent by fax machine; or

(iii)	sent by electronic mail in portable document format (“PDF”).

(b)	Notices shall be sent to the following addresses or fax numbers:

in the case of each of the Vendor and KI

305 Rock Industrial Park Dr.
Bridgeton, MO 63044
USA

Attention:	David J. Feldman
Fax number:	1.800.877.9405

with a copy to:

McMillan LLP
181 Bay Street, Suite 4400
Toronto, Ontario, Canada M5J 2T3

Attention:	David Dunlop
Fax number:	1.416.865.7048

(i)	in the case of the Purchaser:

2340258 Ontario Inc.
475 Pépin, Unit # 100
Sherbrooke (Québec)
J1L 1X3

Attention:	Michel Lequin
Fax Number:	1.819.822.0315

and with a copy to:

Heenan Blaikie LLP
1250 René-Lévesque Blvd. West, Suite 2500
Montreal, Quebec, Canada H3B 4Y1

Attention:	Antonella Penta
Fax number:	1.514.921.1365

or to such other address or fax number as the party entitled to or receiving such notice, designation, communication, request, demand or other document shall, by a notice given in accordance with this section, have communicated to the party giving or sending or delivering such notice, designation, communication, request, demand or other document.

Any notice, designation, communication, request, demand or other document given or sent or delivered as aforesaid shall:

(a)	if delivered personally, be deemed to have been given, sent, delivered and received on the date of delivery;

(b)	if sent by fax machine, be deemed to have been given, sent, delivered and received at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise; and

(c)
if sent by electronic mail, be deemed to have been given, sent, delivered and received at the time sent, provided however, the PDF was sent before 5:00 p.m. Toronto time on a Business Day; if sent by electronic mail after 5:00 p.m. or on a day other than a Business Day, as the case may be, shall be deemed to have been given, sent, delivered and received at 9:00 a.m. Toronto time on the next Business Day.

9.5	Counterparts

This Agreement may be executed in several counterparts and by facsimile transmission, each of which so executed shall be deemed to be an original, and such counterparts together shall constitute but one and the same instrument.

9.6	Expenses of Parties

Each of the parties hereto shall bear all expenses incurred by it in connection with this Agreement including, without limitation, the charges of their respective counsel, accountants, financial advisors and finders.

9.7	Brokerage and Finder’s Fees

Each of the Vendor and KI agrees to indemnify the Purchaser and hold it harmless in respect of any claim for brokerage or other commissions relative to this Agreement or the transactions contemplated hereby which is caused by actions of any of the Vendor and KI or any of their Affiliates.  The Purchaser will indemnify each of the Vendor and KI and hold them harmless in respect of any claim for brokerage or other commissions relative to this Agreement or to the transactions contemplated hereby which is caused by actions of the Purchaser or any of its Affiliates.

9.8	Announcements

No announcement with respect to this Agreement will be made by any party hereto without affording the other party a reasonable opportunity to review and comment on any such announcement.  The foregoing will not apply to any announcement by any party required in order to comply with laws pertaining to timely disclosure, provided that such party consults with the other parties before making any such announcement.

9.9	Assignment

The rights of each of the Vendor and KI hereunder shall not be assignable without the written consent of the Purchaser.  The rights of the Purchaser hereunder shall not be assignable without the written consent of the Vendor and KI.

9.10	Successors and Assigns

This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors, permitted assigns, personal and legal representatives.  Nothing herein, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors, assigns, personal and legal representatives, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.11	Entire Agreement

This Agreement and the schedules referred to herein constitute the entire agreement between the parties hereto and supersede all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter hereof.  None of the parties hereto shall be bound to or charged with any oral or written agreements, representations, warranties, statements, promises, information, arrangements or understandings not specifically set forth in this Agreement or in the schedules, documents and instruments to be delivered on or before the Closing Date pursuant to this Agreement.  The parties hereto further acknowledge and agree that, in entering into this Agreement and in delivering the schedules, documents and instruments to be delivered on or before the Closing Date, they have not in any way relied, and will not in any way rely, upon any oral or written agreements, representations, warranties, statements, promises, information, arrangements or understandings, express or implied, not specifically set forth in this Agreement or in such schedules, documents or instruments.

9.12	Waiver

Any party hereto which is entitled to the benefits of this Agreement may, and has the right to, waive any term or condition hereof at any time on or prior to the Closing Time; provided, however, that such waiver shall be evidenced by written instrument duly executed on behalf of such party.

9.13	Amendments

No modification or amendment to this Agreement may be made unless agreed to by the parties hereto in writing.

9.14	Execution

This Agreement may be executed in counterparts and transmitted by fax machine or by electronic mail in PDF.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement under as of the day and year first written above.

GLIT/GEMTEX, LTD.

By:
Name:	David J. Feldman
Title:	President and CEO
I have authority to bind the corporation.

KATY INDUSTRIES, INC.

By:
Name:	David J. Feldman
Title:	President and CEO
I have authority to bind the corporation.

2340258 ONTARIO INC.

By:
Name:	Michel Lequin
Title:	President
I have authority to bind the corporation.